UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2019

CODORUS VALLEY BANCORP, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA

 (State or other jurisdiction of incorporation)

0-15536	23-2428543
(Commission file number)	(IRS employer ID)

105 Leader Heights Road PO Box 2887
York, Pennsylvania	17405-2887
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code – 717-747-1519

N/A

(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bank Contribution Deferred Compensation Agreement

On February 21, 2019, PeoplesBank, A Codorus Valley Company (the “Bank”), the wholly-owned subsidiary of Codorus Valley Bancorp, Inc. (the “Company”), entered into a Bank Contribution Deferred Compensation Agreement (the “Agreement”) with Craig L. Kauffman, President and Chief Executive Officer of the Bank and Executive Vice President and Chief Operating Officer of the Company.

At the time of his employment in August, 2018, the Bank had agreed to provide a supplemental retirement benefit to Mr. Kauffman in the form of a deferred compensation plan which provided for contributions to the plan by the Bank. The Agreement reflects that commitment on the part of the Bank.

Under the Agreement, the Bank will make monthly contributions to a deferral account established for Mr. Kauffman which, on an annual basis, will total 15% of Mr. Kauffman’s base annual salary until the earlier of Mr. Kauffman’s separation of service from the Bank or until he reaches age 65. At the discretion of the Board of Directors, the Bank may contribute more or less than 15% of base salary and may continue the contributions beyond age 65 if Mr. Kauffman remains employed after age 65.

During the period of Mr. Kauffman’s employment, the deferral account will earn interest at a rate equal to 75% of the Bank’s previous year’s return on equity, with a minimum of 0% and a maximum of 15% and after Mr. Kauffman’s separation from service, interest will be credited on the deferral account balance at the rate of 4% per annum.

Upon separation from service on or after age 65, Mr. Kauffman’s account balance will be paid to him monthly. In the event Mr. Kauffman terminates employment prior to age 65, provided he is not terminated for cause, the account balance also will be paid monthly. In the event Mr. Kauffman terminates his employment due to a disability prior to age 65, the account balance will be paid in a lump sum or in consecutive monthly payments as elected by Mr. Kauffman at that time. If a change in control (as defined in the Agreement) of the Company or the Bank occurs prior to Mr. Kauffman’s termination of employment, Mr. Kauffman shall be paid the deferral account balance in a lump sum or in consecutive monthly payments as elected by him at that time. In the event Mr. Kauffman dies prior to termination of employment, disability or a change in control, his beneficiary would be entitled to payment of the deferral account balance at that time paid in a lump sum or in consecutive monthly payments as elected by Mr. Kauffman.

The Agreement provides that if any payment under the Agreement would be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, that the amount of the payments to Mr. Kauffman would be reduced to the extent necessary to avoid treating such benefit payment as an “excess parachute payment.”

The Agreement also provides that Mr. Kauffman would forfeit any undistributed benefits under the Agreement if, following the termination of his employment, he violates certain non-compete, non-solicitation, confidentiality or non-disparagement provisions contained in the Agreement and in his employment agreement.

The above summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Elective Deferred Compensation Plan

Also on February 21, 2019, the Bank adopted and implemented the Elective Deferred Compensation Plan (the “Plan”).

Under the Plan, the Bank will allow certain selected officers of the Bank to defer a portion of their base salary and/or bonus to an individual account established for each participating officer. The Bank will not make any contributions to the Plan and the Plan is “unfunded,” which means there are no specific assets set aside by the Bank in connection with the Plan. Each deferral account balance will be credited with interest monthly at an interest rate equal to 50% of the Bank’s prior year return on equity, compounded monthly, during the period of employment, and at 4%, compounded monthly, during the distribution period after termination of employment.

The term of the distribution period will be selected by each officer upon election to participate in the Plan. A participating officer shall forfeit any future interest accrual on his or her deferral account balance if the officer is terminated for “cause,” as defined in the Plan, or if the officer competes against the Bank or solicits the Bank’s customers or employees, as described in the Plan. The Plan also provides that if any payment under the Plan would be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of the payments would be reduced to the extent necessary to avoid treating such payments as an “excess parachute payment.”

The above summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

No.	Description

10.1	Bank Contribution Deferred Compensation Agreement of Craig L. Kauffman

10.2	Elective Deferred Compensation Plan

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

CODORUS VALLEY BANCORP, INC.

Date: February 21, 2019	By:	/s/ Larry J. Miller
Larry J. Miller
Chairman, President and
Chief Executive Officer
(Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Bank Contribution Deferred Compensation Agreement of Craig L. Kauffman

10.2	Elective Deferred Compensation Plan